Exhibit 10.26

Summary Description of 2003 Cash Bonus Plan

Patterson-UTI’s Compensation Committee determined that Patterson-UTI should implement a formal cash bonus program and created a cash bonus plan for 2003-related performance of a bonus pool for certain employees, including the top executive officers, based on earnings before interest, income taxes and depreciation, depletion and amortization. The Compensation Committee retained the right to allocate the pool among the executive officers and other employees in its discretion. The Compensation Committee determined that a total cash bonus pool of approximately $3.4 million, of which $1.85 million was allocated for executive officers, be established and awarded cash bonuses for fiscal 2003 in April 2004 under the Amended and Restated Patterson-UTI Energy, Inc. 1997 Long-Term Incentive Plan, as amended, to the following persons in the following amounts:

Name and Position	Cash Bonus

Mark S. Siegel	$411,530
Chairman of the Board

Cloyce A. Talbott	$411,530
Chief Executive Officer

A. Glenn Patterson	$411,530
President and Chief Operating Officer

Kenneth N. Berns	$205,765
Senior Vice President and Director

Jonathan D. Nelson	$205,765
Vice President,
Chief Financial Officer, Secretary and Treasurer

John E. Vollmer III	$205,765
Senior Vice President - Corporate Development

TOTAL	$1,851,885